EXHIBIT 99.1

Inuvo’s BargainMatch Loyalty Platform Powers
Online Shopping Channel to Support Local Schools

Clearwater, FL – November 14, 2011 – Inuvo®, Inc. (NYSE Amex: INUV) is pleased to see its BargainMatch® loyalty platform successfully launched to power yet another website supporting a good cause—this time, local schools.

DealsForSchools.com, a leading online fundraising site for schools, selected the BargainMatch technology to create an online shopping opportunity for its users. Not only can users book travel and hotels along with purchase daily deals to raise money for their school of choice, they can now shop over 1,700 of their favorite online retailers (www.shopdealsforschools.com) as well.

Re-launched in August after a year of beta testing, DealsForSchools.com offers a lucrative fundraising platform for local schools without asking much from parents and school supporters. This has always been key to the BargainMatch concept as well—to make shopping easier by combining shopping comparison and coupon hunting, and make it more rewarding by providing cash back. In its partnership with DealsforSchools.com, BargainMatch directs the cash back to users’ schools of choice.

“We are so excited to partner with Inuvo and look forward to the BargainMatch technology becoming a part of school fundraising efforts across the country,” said Michael Pate, President and Co-Founder of DealsForSchools.com . “We have a passion for schools and think this will become an easy, no-hassle solution for schools to raise money unlike anything they have done before.”

This summer, BargainMatch made things even easier for users. It rolled out a browser plug-in (compatible with Mozilla Firefox and Internet Explorer) that allows users to be discreetly notified of these donation opportunities as they shop, without having to login to the portal. DealsForSchools.com has integrated that technology into its site, making it a cinch for parents and school supporters to raise money for their local school. The user simply shops their favorite store, such as Gap.com, and the plug-in reminds the user that this site will send a donation back to their school of choice. With one click, that donation is applied to the school automatically.

The browser plug-in also works seamlessly with the major search engines. Upon a initiating a search, the plug-in will simply highlight those eligible product search results with a DealsforSchools.com apple icon and list the percentage of proceeds that will go to supporting the user’s school.

“It is always cool to see the BargainMatch technology work for one of our partners, whether it’s a fundraising perspective, loyalty play, or just a straight up cash-back opportunity. Being able to contribute to a cause such as DealsForSchools.com, that is allowing users to use the experience to support something they believe in, is always a good feeling,” commented Jeremy Chrysler, SVP Exchange at Inuvo. “We strive to make the platform as seamless and user friendly as possible and to see it work for something like this, well it just makes you feel like what you are doing is worthwhile.”

To learn more about how BargainMatch can help your business or non-profit organization, contact BargainMatch at sales@bargainmatch.com or visit www.inuvo.com/bargainmatch to learn more.

About Inuvo, Inc. and BargainMatch

Inuvo®, Inc. (NYSE Amex: INUV), is an online marketing and technology services company specialized in driving clicks, leads and sales through targeting that utilizes unique data and sophisticated analytics. BargainMatch® is an Inuvo application that allows website publishers to integrate a private-label shopping experience directly into their website to build loyalty, drive traffic, or support a not-for-profit cause.  To find out more about how you can work with Inuvo or BargainMatch, please visit http://www.inuvo.com.

Contact
Melissa Witt
Director of Marketing
727-324-0211 x2171
melissa.witt@inuvo.com

Investor Relations
Alliance Advisors, LLC.
Thomas Walsh
212-398-3486
twalsh@allianceadvisors.net